Strategic Partners Mutual Funds, Inc.
For the period ended 10/31/05
File Number 811-0805

SUB-ITEM 77D
Policies With Respect to Security Investment

STRATEGIC PARTNERS MUTUAL FUNDS, INC.

Strategic Partners Managed Index 500 Fund
Supplement dated June 13, 2005
to
Prospectus dated March 1, 2005
Effective June 29, 2005, the Strategic Partners Managed
Index 500 Fund will change its name to Strategic
Partners Large Cap Core Fund.